Exhibit 10l3

March 3, 2005

Mr. Mark A. Roche

Senior Vice President, General Counsel and Secretary

Fortune Brands, Inc.

300 Tower Parkway

Lincolnshire, IL 60069

Re:	Deferrals under the Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan

Dear Mark:

The Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan (the “Plan”) provides for the annual grant to non-employee directors of Fortune Brands, Inc. (the “Company”) of a certain number of shares of Common Stock of the Company, as determined under the Plan (the “Shares”). The Plan permits non-employee directors to make an advance election to defer receipt of Shares.

I elect to defer receipt of any Shares to be granted to me under the Plan in 2005 until the January next following the calendar year in which I cease to be a member of the Board of Directors of the Company. I understand that this election is irrevocable. This election shall also apply to defer receipt of Shares to be granted or paid for years subsequent to 2005 unless I notify the Company not to defer the grant for any such year by no later than the November 1 preceding such year.

During the month of January next following the calendar year in which I cease to be a member of the Board of Directors of the Company, the Shares which have deferred until then will be delivered to me, together with an amount representing dividends on such Shares that would have been paid prior to receipt of the Shares by me if receipt of the Shares had not been deferred (“unpaid dividends”), together, in the case of cash unpaid dividends, with interest thereon, accrued quarterly from the respective dates such dividends would have been paid, at a rate equal to the average quarterly United States Treasury bill rate. I understand that the obligation of the Company to make payment of any deferred Shares and any unpaid dividends (and interest thereon) is not required to be funded.

In the event of my death prior to receipt of the Shares, the Shares and any unpaid dividends (and interest thereon) will be promptly paid to my beneficiary, the Gordon R. Lohman Trust dated December 3, 1993. If my designated beneficiary does not survive me, the Shares and any unpaid dividends (and interest thereon) will be promptly paid to my estate.

March 3, 2005

In the event of a Change of Control (as defined in the Plan), the deferred Shares and any unpaid dividends (and interest thereon) will promptly be paid to me.

I understand that in the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, combination or exchange of shares, reorganization or change in capitalization, or any other similar corporate event, the Nominating and Corporate Governance Committee (the “Committee”) may make such adjustments in the number and kind of deferred Shares that may be delivered to me and the amount and kind of payment that may be made in respect of unpaid dividends on deferred Shares, as the Committee shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. I also understand that my right to receive the deferred Shares shall not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended.

This deferral election and the terms described herein shall apply only to Shares awardable or earned by me in or after 2005. Any deferral arrangement I may have in effect with the Company with respect to director compensation earned and attributable to years prior to 2005 is separate and distinct from, and shall not be modified by, this deferral election.

Please sign on behalf of the Company and return a copy of this letter to me acknowledging receipt of my deferral election.

Very truly yours,

/s/ Gordon R. Lohman

Gordon R. Lohman

Acknowledged this 3rd day of March, 2005

FORTUNE BRANDS, INC.

/s/ Mark A. Roche

Mark A. Roche

Senior Vice President, General Counsel and Secretary

cc:  Nominating and Corporate Governance Committee